Express Mail: Regular Mail: For Assistance:
AXA Retirement Plan Services AXA Retirement Plan Services Call: (888) 370-8871
100 Madison Street P.O. Box 4730 Fax (816) 502-9121
Syracuse, NY 13202 Syracuse, NY 13221 or Visit www.axa.com
AXA Equitable Life Insurance Company
Group Enrollment Form for Personal Income Benefit
Variable Deferred Annuity
(Non-ERISA 403(b) Plans)
The benefits may increase or decrease in accordance with the experience of a Separate Account.
1. Employer Information
Name: Unit Number:
Address:
2. Participant Information All Information must be completed.
AXA Retirement 360SM account number: (if known)
Marital Status: ☐ Single ☐ Married
Name: First MI Last
Street Address: (Required - No P.O. Boxes)
Mailing Address: (if different)
City: State: Zip Code:
Date of Hire: Date of Birth: Gender:
Taxpayer Identification Number (Check One): ☐ SSN ☐ ITIN
Email Address:
Mobile phone #: Alternate phone #:
Citizenship: ☐ U.S. ☐ Resident alien ☐ Non-resident alien
If a Non-resident alien, indicate country of residence:
Driver’s license? ☐ Yes ☐ No If yes, please provide: State: License No:
If no Driver’s license, complete the following:
Country/state: Government Issued ID type:
ID Number: Expiration Date:
Participant Occupation:
Are you affiliated with or employed by a member of Financial Industry Regulatory Authority (FINRA)? ☐ Yes ☐ No
If yes, name of member:
Are you either a senior military, governmental or political official in a non-US country or closely associated with an immediate family member of such official? ☐ Yes ☐ No
If yes, identify the official, office held and country:
Are you an officer, director or 10% owner of a publicly traded company? ☐ Yes ☐ No
If yes, company name:
2017PIB403bNE 1 AXA 360 PIB 403b NE (04/17)
catalog # 157976 E15368

3. Contribution & Allocation Information
Contributions to the Personal Income Benefit can be either through (i) a one-time transfer or (ii) the establishment of a recurring transfer program. We may require that contributions to the Personal Income Benefit be made from a permissible source in the AXA Retirement 360SM defined contribution program that your Employer has designated under the Plan. Refer to the Personal Income Benefit prospectus for additional details or contact your financial professional or plan sponsor for additional information.
Please read the important disclosures in Section 4 prior to completing this section or investing in the Personal
Income Benefit.
Part I: A. Initial Contribution to the Personal Income Benefit:
$ (whole dollar only)
B. Transfer Type: (Choose only 1 or 2 below. You cannot choose both for your initial contribution)
1. ☐ One-Time Transfer:
Note: Selecting a one-time transfer serves to capture your intent to establish the Personal Income Benefit Certificate only. The transfer will not take place until you log into our website or complete the appropriate form to initiate the transfer. See the new business enrollment booklet for more information.
2. ☐ Recurring Transfer Program: In order to establish a recurring transfer program, you must indicate the frequency of the transfers below. You can discontinue the recurring transfer program at any time.
Transfer Frequency:
☐ Monthly – The amount stated above will be transferred on the third Friday of every month.
☐ Quarterly – The amount stated above will be transferred on the third Friday prior to the end of the quarter.
Part II: Allocation instructions
We will allocate contributions indicated above to the Variable Investment Options below based on the allocation instructions provided. Allocation percentages can be changed at any time. Percentages must be in whole numbers.
% PIB AXA Balanced Strategy ___________% PIB AXA/Invesco Strategic Allocation
% PIB AXA Conservative Growth Strategy ___________% PIB AXA Moderate Growth Strategy
% PIB AXA Conservative Strategy ___________% PIB AXA/AB Dynamic Moderate Growth
% PIB AXA/Goldman Sachs Strategic
Allocation
% Total (Must equal 100%)
4. Important Disclosures
• The Personal Income Benefit guarantees that, subject to certain conditions, you can receive your Guaranteed Annual Withdrawal Amount (GAWA) for the rest of your life beginning at a future date.
• You should carefully review the Personal Income Benefit prospectus provided to you before contributing to the Personal Income Benefit.
• You must be at least age 20, but not older than age 85 to enroll.
• There is a charge for the Personal Income Benefit, which will be deducted from your Annuity Account Value invested in the Variable Investment Options on a pro rata basis on the anniversary of each Participation Year. Check with your financial professional for additional information.
• In order for you to begin taking GAWA payments, all amounts must be fully vested and you must be at least age 59. Your plan may have additional restrictions that apply.
• The Guaranteed Withdrawal Rate and Guaranteed Withdrawal Overage Rate used in order to calculate the GAWA does not represent a guarantee of your Annuity Account Value.
• The GAWA does not represent an Annuity Account Value or Cash Value.
• Any withdrawal from the Personal Income Benefit before you elect to begin receiving GAWA payments is an early withdrawal. Early withdrawals will reduce your Ratchet Base and GAWA on a pro rata basis.
2017PIB403bNE 2 AXA 360 PIB 403b NE (04/17)
catalog # 157976 E15368

5. Other Required Information
All questions in the Participant Response and the Financial Professional Response columns must be completed and match for the contract to be issued.
Replacement Questions Participant Financial
Response Professional
Response
1. Will the Participant be stopping contributions with a previous carrier and starting contributions with this enrollment? ☐Yes ☐No☐ Yes ☐No
2. Does the Participant have any other existing life insurance or annuities? (If yes, a State Replacement Form is required by NAIC model regulation states even if you answer no for question 3.) ☐Yes ☐No ☐Yes ☐No
3. Will any existing life insurance or annuity be (or has it been) surrendered, withdrawn from, loaned against, changed or otherwise reduced in value, or replaced in connection with this transaction assuming the contract applied for will be issued? (If yes, complete the information below and submit a State Replacement Form and Sales Material Form, if required.). ☐Yes ☐No ☐Yes ☐No
Company: Type of Plan:
Year Issued: Certificate/Contract Number:
Company: Type of Plan:
Year Issued: Certificate/Contract Number:
Company: Type of Plan:
Year Issued: Certificate/Contract Number:
6. Broker Transfer Authorization This section is required to be completed.
☐ Yes, by signing this enrollment form, I hereby authorize ________________________________________(name of the plan servicing agent), my registered representative named in Financial Professional Signature Section to act on my behalf to change my current and/or future investment allocations, submit transfers between investment funds, and process one time asset rebalancing by telephone or electronically in connection with annuity contracts or mutual funds offered through the AXA Retirement 360SM defined contribution program, and I authorize AXA Equitable Life Insurance Company (“AXA Equitable”) and its affiliates to act on such instructions. I understand that this authorization does not give my financial professional discretionary trading authority and that it only allows him or her to provide my instructions to AXA Equitable and its affiliates upon my oral or written instructions. I understand that AXA Equitable and its affiliates (i) may rely in good faith on the stated identity of a person placing such instructions, and (ii) will have no liability for any claim, loss, liability, or expense that may arise in connection with such instructions. AXA Equitable and its affiliates will continue to act upon this authorization until such time as it receives my written notification of a change at its processing office. AXA Equitable and its affiliates may (i) change or terminate telephone or electronic or overnight mail transfer procedures at any time without prior notice, and (ii) restrict fax, internet, telephone and other electronic transfer services because of disruptive transfer activity.
☐ No, I decline to give any authorization to my financial professional.
2017PIB403bNE 3 AXA 360 PIB 403b NE (04/17)
catalog # 157976 E15368

7. Electronic Delivery Consent
We are required to send you certain documents about your life insurance policy or annuity contract. However, if you consent, AXA Equitable Life Insurance Company (“AXA Equitable”) and its affiliates will transmit documents related to your life insurance policy, annuity contract and AXA Retirement 360 defined contribution program by electronic means, to the extent that electronic transmission is consistent with applicable state and federal law. Any document that we send by electronic means, which complies with applicable law, will have the same force and affect as if that document was sent in paper format. Such documents include, but are not limited to, your policy or contract, policy/contract endorsements, statements, premium notifications, confirmation notices, privacy policy, prospectuses and all other notices regarding your policy, contract or AXA Retirement 360 defined contribution program. We may, at our sole discretion, send you certain types of documents by United States Postal Services or another delivery service.
AXA Equitable and its affiliates will only transmit documents to you electronically if you consent. Your consent is voluntary. If the policyholder or contract holder, insured or annuitant, or policy or contract owner has permitted electronic transactions in the past, that authorization does not obligate the same procedure regarding this policy or contract as well.
AXA Equitable and its affiliates will deliver documents by email or to you electronically by posting them on www.axa.com and sending a notice to you when an electronic document is posted. Documents will be considered delivered effective upon AXA Equitable and its affiliates sending you an email with the document or notice that the document is available on www.axa.com. If applicable law or systems limitations prevent us from delivering certain documents electronically, we will deliver them as otherwise permitted by applicable law. It is your responsibility to check your email regularly for the delivery of new documents, open and review your documents and promptly notify us if any documents are not accessible or are incomplete or unreadable. Even if you have given us consent, we are not required to make electronic delivery and we have the right to deliver any communications in paper form.
If you wish to correct or change the email address AXA Equitable and its affiliates uses to send you documents, you can do so at any time by logging on to www.axa.com or calling AXA Equitable and its affiliates at (888) 370-8871.
If you decide that you want to receive documents electronically, AXA Equitable and its affiliates will provide one paper copy per year of any document, at no charge to you, upon your request. Please contact us (888) 370-8871 to request a paper copy.
You can change your mind at any time and have AXA Equitable and its affiliates transmit documents via paper mail by notifying AXA Equitable at www.axa.com or calling AXA Equitable at (888) 370-8871 that you no longer want to be enrolled in our electronic delivery service.
If the email you provided is not a valid address, you will receive all documents related to the contract and AXA Equitable retirement program in paper form. Any withdrawal of consent will become effective after we have had a reasonable opportunity to act upon it.
AXA Equitable and its affiliates are not liable for any loss or damage arising from (1) your failure to access, download, save or print documents we send to you electronically; (2) problems or technical failures with your equipment, or (3) any errors or delays in electronic communication or transmission that are beyond our reasonable control.
AXA Equitable’s website is www.axa.com.
For purposes of receiving electronic transmission of documents from AXA Equitable and its affiliates as set forth above, my email address is:
☐ Yes. By checking this box and signing below I consent to receive electronically all documents including prospectuses, policies, contracts, certificates, endorsements, statements, confirmation notices, privacy statements and all other related notices and communications. This consent will continue until revoked and will cover delivery to you in the form of an e-mail or by notice to you of a document’s availability on AXA Equitable’s website. Registration at www.axa.com is required for electronic delivery to begin.
Signature: Date:
2017PIB403Bne 4 AXA 360 PIB 403b NE (04/17)
catalog # 157976 E15368

8. Signature and Acknowledgements
GENERAL DISCLOSURE. BY SIGNING BELOW, I UNDERSTAND AND ACKNOWLEDGE THAT:
• Account value(s) attributable to allocations to the Variable Investment Options, and any variable annuity benefit payments I may elect, may increase or decrease and are not guaranteed as to dollar amount.
• In the case of qualified plans that provide tax deferral under the Internal Revenue Code, by signing this enrollment form I acknowledge that I am buying the Certificate for its features and benefits other than tax deferral, as the tax deferral feature of the Certificate does not provide additional benefits.
• Under penalty of perjury, I certify that all Taxpayer Identification Numbers and citizenship information in Section 2 is correct.
• All information and statements furnished in this enrollment form are true and complete to the best of my knowledge and belief.
• AXA Equitable may accept amendments to this enrollment form provided by me or under my authority.
• No financial professional has the authority to make or modify any Certificate on behalf of AXA Equitable or to waive or alter any of AXA Equitable’s rights and regulations. AXA Equitable must agree to any change made to the Certificate and benefits applied for, or to the age at issue, in writing signed by an officer of the company.
• Charges under the Certificate generally apply for the duration of the Certificate.
• The prospectus contains more complete information including the limitations, restrictions and conditions that applies to the Certificate.
Fraud Warnings:
In Alabama, Arkansas, District of Columbia, Louisiana, Maryland, New Jersey, New Mexico, Rhode Island, West Virginia: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.
In Colorado, Kentucky, Maine, Tennessee, and Washington: WARNING: It is a crime to knowingly provide false, incomplete, or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines or a denial of insurance benefits.
In Kansas: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance may be guilty of insurance fraud as determined by a court of law and may be subject to fines and confinement in prison.
In Ohio: Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.
In Oklahoma: Any person who knowingly, and with intent to injure, defraud or deceive any insurer, files a statement of claim containing any false, incomplete or misleading information is guilty of a felony.
In Pennsylvania, Oregon and all other states: Any person who knowingly and with the intent to defraud any insurance company or other person files an application for insurance or a statement of claim containing any materially false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which may be a crime, and may subject such person to criminal and civil penalties.
In Vermont: Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law.
In Virginia: Any person who, with the intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement may have violated the state law.
X
Participant’s Signature Today’s Date (mm/dd/yy) City State
9. Financial Professional Signature
A. Did you (i) verify the identity by reviewing the driver’s license/passport of the Participant, or in the case of an entity owner, obtain documentary evidence of entity’s existence (e.g. articles of incorporation, trust agreement, etc.), and (ii) inquire about the source of the customer’s assets and income?☐ Yes☐ No
B. Is the proposed participant, or is their family member or close associate, a government, political official or foreign military official?☐ Yes☐ No
If Yes, please provide explanation of position and relationship
C. Is the Participant currently an Active Duty* Member of the Armed Forces? ☐ Yes☐ No
(If Yes, you must also submit a completed and signed LIFE INSURANCE/ANNUITY DISCLOSURE TO ACTIVE DUTY MEMBERS OF THE ARMED FORCES).
2017PIB403bNE 5 AXA 360 PIB 403b NE (04/17)
catalog # 157976 E15368

9. Financial Professional Signature (continued)
*Active Duty means full-time duty in active military service of the United States and includes members of the reserve component (National Guard and Reserve) while serving under published orders for active duty or full-time training. It does not include members of the reserve component who are performing active duty or active duty for training under military calls or orders specifying periods of less than 31 calendar days.
D. I certify that a prospectus and supplement(s) for the certificate have been given to the proposed Participant and that no written sales materials other than those approved by AXA Equitable and its affiliates have been used. (The financial professional who secures this enrollment form must sign below). Yes
E. If the Participant checked yes in the Broker Transfer Authorization Section of this form, I certify and hereby accept my authority to perform transactions described in the Broker Transfer Authorization Section pursuant to the direction provided by the Participant. Yes Financial Professional Signature Date
Representative Code/Number
2017PIB403bNE 6 AXA 360 PIB 403b NE (04/17)
catalog # 157976 E15368